EXHIBIT 10.50

SECOND AMENDMENT TO LEASE
90 BROADWAY

This SECOND AMENDMENT TO LEASE (this “Amendment”) dated as of this 7th day of November, 2016, is entered into by and between BP FOUR CC LLC, a Delaware limited liability company having an address c/o Boston Properties Limited Partnership, Prudential Tower, 800 Boylston Street, Suite 1900, Boston, MA 02199 (“Landlord”), and AKAMAI TECHNOLOGIES, INC., a Delaware corporation having an address at 150 Broadway, Cambridge, MA 02142 (“Tenant”).

RECITALS

WHEREAS, by Lease dated October 1, 2007, as amended by that certain First Amendment to Lease dated October 16, 2009 (as amended, the “Lease”), Landlord leased to Tenant certain premises in the building (the “Building”) located at 90 Broadway (f/k/a Four Cambridge Center), Cambridge, Massachusetts, which premises are more particularly described in the Lease (the “Premises”).

WHEREAS, by Lease dated of even date herewith (the “145 Broadway Lease”) by and between Tenant and The Trustees of Eleven Cambridge Center Trust (the “145 Landlord”), an affiliate of Landlord, the 145 Landlord leased to Tenant certain premises (the “145 Broadway Premises”) in the building known as 11 Kendall Center and numbered 145 Broadway, Cambridge, Massachusetts (the “145 Broadway Building”), which 145 Broadway Premises are described with more particularity in the 145 Broadway Lease.

WHEREAS, in connection with the 145 Broadway Lease and the lease transaction contemplated therewith (the “145 Lease Transaction”), Landlord and Tenant are entering into this Amendment respecting the Premises as an integral part of the 145 Lease Transaction.

WHEREAS, Landlord and Tenant desire to amend the Lease in order to, inter alia, modify the expiration of the Lease Term and to modify the Extension Options (as such terms are defined in the Lease).

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.	Definitions. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth for them in the Lease.

2.
Expiration of Lease Term. The definition of the Lease Term (sometimes called the “Original Lease Term”) as set forth in Section 1.2 of the Lease is hereby deleted in its entirety and replaced with the following language:

The period commencing on June 1, 2009 and ending on the later to occur (the “Stub Expiration Date”) of (A) December 31, 2019 and (B) the earlier of:

(i)
the date that is two (2) years following the termination of the 145 Broadway Lease prior to the Commencement Date of the 145 Broadway Lease (as such term is defined in the 145 Broadway Lease) (such two-year period hereinafter referred to as a “145 Termination Extension Period”); and

(ii)	the Commencement Date of the 145 Broadway Lease,

unless sooner terminated as hereinafter provided. Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Stub Expiration Date of the Lease be later than December 31, 2022 unless (x) a 145 Termination Extension Period is in effect, or (y) the parties otherwise agree in writing.

In addition, Tenant shall have the right to extend the Lease Term in accordance with Section 3.2 of the Lease (as such provision is modified in this Amendment).

Reference in the Lease to “expiration of the Lease Term” or words of similar import shall mean the period ending on the Stub Expiration Date, unless the Lease Term is sooner terminated or extended as hereinafter provided.

Notwithstanding the foregoing or anything herein to the contrary, if a 145 Termination Extension Period is then in effect, Tenant shall have the option (the “Early Termination Option”) to terminate the Lease, without penalty, on a date specified by Tenant between December 31, 2019 and the Stub Expiration Date, upon not less than nine (9) months’ prior written notice to Landlord. Upon Tenant exercising the Early Termination Option in accordance herewith, then Section 3.2 of the Lease (“Extension Options”) (as modified in this Amendment) shall be deleted and of no further force and effect.

3.
Annual Fixed Rent for Modified Lease Term. Exhibit K to the Lease (“Schedule of Premises Components, Rent Commencement Dates and Rent Schedule”) is hereby amended by deleting each of the five (5) occurrences of the date “December 31, 2019” from the column entitled “Base Rental Rate”, and inserting in place thereof “Stub Expiration Date”.

Notwithstanding the foregoing or anything herein to the contrary, in the event that the 145 Broadway Lease is terminated as a result of a default thereunder by Tenant, then the Annual Fixed Rent for the period, if any, between January 1, 2020 and the Stub Expiration Date shall be $63.50 per rentable square foot per annum beginning on January 1, 2020, and increasing $1.00 per rentable square foot per annum on each January 1 thereafter, as applicable.

4.	Extension Options. Section 3.2 of the Lease (“Extension Options”) is hereby amended as follows:

(A)
The entirety of condition “(iii)” in Section 3.2(A) (i.e., the grammatical language beginning with “if the Building and the building known as Eight Cambridge Center”) shall be deleted and replaced with “[intentionally deleted]”.

(B)
Notwithstanding anything to the contrary in the Lease contained, the first Extended Term shall begin on the day after the Stub Expiration Date and expire on December 31, 2024, and the second Extended Term shall begin on January 1, 2025 and expire on December 31, 2029.

(C)	If Tenant desires to exercise an option to extend the Lease Term, then the Extension Term Exercise Notice (as defined in Section 3.2(B) of the Lease) shall be delivered to Landlord:

i.
for Tenant’s first option to extend the Lease Term, not earlier than April 1, 2018 nor later than the date which is (x) July 1, 2018 plus (y) the number of days (if any) that the Third Milestone Date under the 145 Broadway Lease is extended beyond July 1, 2018 as a result of force majeure (such date, the “Outside First Extension Exercise Date”); and

ii.	for Tenant’s second option to extend the Lease Term, if applicable, not earlier than April 1, 2023 nor later than July 1, 2023.

(D)
If Tenant desires to make a preliminary inquiry as to Landlord’s Extension Term Rent Quotation (as defined in Section 3.2(B) of the Lease), without giving an Extension Term Exercise Notice, then the Extension Term Rent Inquiry Notice (as defined in Section 3.2(C) of the Lease) shall be delivered to Landlord:

i.
for Tenant’s first option to extend the Lease Term, not earlier than March 1, 2018 nor later than the date which is (x) June 1, 2018 plus (y) the number of days (if any) that the Third Milestone Date under the 145 Broadway Lease is extended beyond June 1, 2018 as a result of force majeure (but in no event later than the Outside First Extension Exercise Date); and

ii.	for Tenant’s second option to extend the Lease Term, if applicable, not earlier than March 1, 2023 nor later than June 1, 2023.

(E)	If Tenant timely exercises Tenant’s first option to extend the Lease Term, then upon such exercise the Early Termination Option shall be deleted and of no further force and effect.

(F)
If Tenant does not timely exercise Tenant’s first option to extend the Lease Term, then Sections 17.7 (“Right of First Offer”) and 17.8 (“Special Additional Right of First Offer”) of the Lease shall be deleted and of no further force and effect.

5.
Restoration. Notwithstanding anything to the contrary in the Lease contained (including Section 9.5(b) thereof), upon the expiration or earlier termination of the Lease Term, except as set forth in the following sentence, Tenant shall not be obligated to remove any alterations, additions or improvements existing in the Premises as of the date of this Amendment. Notwithstanding the foregoing, within thirty (30) days after the expiration or earlier termination of the Lease Term, Tenant shall remove any wiring or cabling existing in the Premises as of the date of this Amendment. Upon the removal of such items, Tenant shall restore and repair the applicable portions of the Premises in accordance with the terms and provisions of the Lease (including, without limitation, Section 9.5(b) thereof).

6.	Parking. Effective as of the Commencement Date of the 145 Broadway Lease, Section 10.1 of the Lease shall be amended by adding the following language to the end of the existing grammatical paragraph:

“Notwithstanding the foregoing, reference herein to the “Garage” and the “Garages” shall include within such terms’ meanings that certain garage located at 145 Broadway within Parcel 2 of the Development Area, which garage is also hereinafter referred to as the “145 Garage”. Some of the parking privileges may be relocated from time to time to the 145 Garage by notice from Landlord provided that the Parking Experience Standard (as such term is defined in the 145 Broadway Lease) in the 145 Garage is and, after relocation, will be maintained.”

7.
Brokerage. Landlord and Tenant each hereby represents to the other party that it had no dealings with any real estate broker, finder, or other person with respect to this Second Amendment for which a commission is due. Landlord and Tenant each hereby agrees to indemnify and hold harmless the other party against and from any claim for any brokerage commission or other fees and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any dealings had by the indemnifying party with any broker.

8.
Counterparts. This Amendment may be executed in one or more counterparts, including any facsimile of same, each of which shall constitute an original, but all of which when taken together shall constitute one agreement. Any facsimile signature shall constitute a valid and binding method for a party to sign this Amendment.

9.
No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

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Executed as a sealed instrument as of the date and year first above written.

WITNESS: __/s/ Elaine Treehen________________
LANDLORD:

BP FOUR CC LLC,
a Delaware limited liability company

By: Boston Properties Limited Partnership,
   its sole member

   By: Boston Properties Inc.,
      its general partner

   By: /s/ Michael A. Cantalupa
   Name: Michael A. Cantalupa
   Title: SVP - Development

(Hereto duly authorized)

[Signatures continue on following page.]

WITNESS: By: ___/s/ Laura Walsh_______________	TENANT: AKAMAI TECHNOLOGIES, INC. By: /s/ Erica J. Chapman Name: Erica J. Chapman Title: VP-GRE+WP (Hereto duly authorized)

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